EXHIBIT 22

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 6/3/26 to 6/25/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
6/2/2026	Sell	53,537	15.80
6/3/2026	Sell	49,325	15.68
6/4/2026	Sell	10,857	15.65
6/5/2026	Sell	56,029	15.40
6/8/2026	Sell	33,076	15.42
6/9/2026	Sell	28,265	15.33
6/10/2026	Sell	116,920	15.23
6/11/2026	Sell	188,006	15.17
6/12/2026	Sell	19,611	15.49
6/15/2026	Sell	59,449	15.49
6/16/2026	Sell	59,471	15.45
6/17/2026	Sell	10,034	15.35
6/18/2026	Sell	40,481	15.45
6/22/2026	Sell	64,443	15.50
6/23/2026	Sell	91,365	15.37
6/24/2026	Sell	111,896	15.25
6/25/2026	Sell	111,432	15.40